Exhibit 10.1

PLEASE READ CAREFULLY. THIS TRANSITION AGREEMENT AND GENERAL

RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (“Agreement”), is entered into by and between PQ Corporation (“Company”) and Paul J. Ferrall, Jr. (“Mr. Ferrall”), his heirs, executors, administrators, successors, and assigns (collectively, the Company and Mr. Ferrall will be referred to as the “Parties”).

WHEREAS, Mr. Ferrall is currently employed as Senior Vice President Business Development of the Company; and

WHEREAS, Mr. Ferrall and the Company are parties to a Severance Agreement dated August 31, 2017 (“the Severance Agreement”), which provides certain compensation and benefits to Mr. Ferrall were he to be terminated by the Company without cause or were he to terminate his employment for good reason;

WHEREAS, Mr. Ferrall is not being terminated by the Company without cause under the Severance Agreement and Mr. Ferrall represents that he does not have good reason to terminate the Severance Agreement; and

WHEREAS, notwithstanding the foregoing, the Company and Mr. Ferrall mutually desire to amicably conclude his employment relationship with the Company; and

WHEREAS, Mr. Ferrall certifies that he has had a reasonable opportunity of at least twenty-one (21) days to consider this Agreement and consult an attorney of his choice to decide whether to sign it; and

WHEREAS, Mr. Ferrall has carefully read and fully understands all of the provisions and effects of this Agreement.

NOW, THEREFORE, Mr. Ferrall and the Company, for the good and sufficient consideration set forth below, agree as follows:

1.    Recitals. The recitals set forth above are incorporated by reference as if fully set forth herein.

2.    Retirement Date and Accrued Wages and Benefits. Mr. Ferrall’s employment with the Company will end effective December 31, 2019 (the “Retirement Date”). Mr. Ferrall will be paid for all wages owed, as well as any additional accrued, unused vacation time as of the Retirement Date. These amounts will be paid by the Company pursuant to the timing and other processes applicable to regular payroll. Except as set forth in this Agreement, Mr. Ferrall’s eligibility to participate in any insurance or other employee benefits provided by the Company will cease on the Retirement Date.

3.    Consideration. In consideration for the signing of this Agreement and Mr. Ferrall’s adherence to the promises made herein, and subject to the timing set forth in Paragraph 25 below, the Company agrees to provide Mr. Ferrall the following:

(a)    For the eighteen (18) month period beginning on January 1, 2020 and continuing until June 30, 2021 (the “Transition Period”), the Company will pay Mr. Ferrall an amount equal to his Base Salary of $40,000.00 per month, less applicable taxes and withholdings (the “Transition Pay”), consistent with the Company’s payroll practices then in effect or as they may be amended from time to time, except for amounts (if any) that are mandated to be suspended, and paid at a later date, in accordance with subsection (d) herein and Section 409A of the Internal Revenue Code (“IRC”). The Transition Pay will be paid regardless of whether Mr. Ferrall becomes employed by another entity during the Transition Period. If Mr. Ferrall dies during the Transition Period, any remaining Transition Pay will be paid in a lump sum to Mr. Ferrall’s spouse, if then living, or to his estate if his spouse predeceases him. Mr. Ferrall agrees that the Transition Pay will also cover the first twenty (20) days of consulting services he may provide under the Consulting Agreement being entered into by the Parties effective January 1, 2020.

(b)    Mr. Ferrall will be paid $36,923, less applicable taxes and withholdings, which represents the value of the 20 vacation days he would have received for 2020. This amount will be paid together with the first Transition Pay he receives in January 2020.

(c)    Mr. Ferrall will be eligible to receive of his target (75%) annual PQ Incentive Payment (“performance bonus”) that would have been payable to him for 2019 had his employment not ended on the Retirement Date, in accordance with the terms of the applicable Company incentive plan. The performance bonus, if any, will be paid at the same time and under the same conditions as such payments are made to all eligible employees.

(d)    After January 1, 2021, but on or before June 30, 2021, with the exact date to be determined by the Company, the Company agrees to pay Mr. Ferrall an additional one hundred and eighty thousand dollars ($180,000.00), less applicable taxes and withholdings.

(e)    If Mr. Ferrall timely elects to continue his group health benefits under COBRA, then during the Transition Period, the Company will continue to pay an amount equal to its applicable share of the cost to continue Mr. Ferrall’s current level of coverage under the Company’ medical and dental plans; provided, however, that Mr. Ferrall shall be required to pay all premiums and other costs for such coverage as is generally applicable to the Company’s then active employees The Company will continue to pay its share of the premium costs through June 30, 2021, unless Mr. Ferrall finds employment that offers individual medical coverage of any type or kind prior to the end date, at which time the Company will cease paying its portion of Mr. Ferrall’s health insurance premiums.

4.    No Consideration Absent Execution of this Agreement. Mr. Ferrall understands and agrees that the consideration offered in Paragraph 3 above is additional to anything that is owed to him, and that he would not receive the consideration specified except for his execution of this Agreement and the fulfillment of the promises contained herein.

5.    Current Equity Interests. Mr. Ferrall understands that any PQ equity awards that he was granted are subject to the relevant equity incentive plan and the Restricted Stock Agreements and Restricted Stock Unit Agreements that he executed, and that any unvested PQ equity awards may or may not continue to be eligible for vesting, subject to the terms of the relevant plan and those agreements. The Parties further agree that during the Term of the Consulting Agreement that they are entering into effective as of January 1, 2020 and continues until June 30, 2021, Mr. Ferrall shall be considered as providing services to the Company, regardless of the number of hours worked in any particular period, so that his unvested equity will continue to be eligible for vesting.

6.    General Release of Claims.

(a)    Mr. Ferrall knowingly and voluntarily releases and forever discharges the Company, its parents, affiliates, subsidiaries, divisions, predecessor Company, its successors and assigns, and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which Mr. Ferrall has or may have against the Company as of the date of execution of this Agreement, including, but not limited to any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Pennsylvania Human Relations Act; or any other federal, state or local civil or human rights law or any other local or state public policy, or under any other theory of contract, tort, or common law; or for any allegation for costs, fees, or other expenses including attorneys’ fees (all of the above collectively referred to as “Claims”).

(b)    This release is intended to be a general release and includes Claims arising from Mr. Ferrall’s employment or separation of employment from the Company, up to and through the date Mr. Ferrall signs this Agreement, and excludes only those Claims that Mr. Ferrall is legally barred from releasing. Mr. Ferrall understands that the release does not include, and the parties hereto expressly reserve, any Claim that cannot be released or waived as a matter of law; any Claim for or right to vested benefits under the Company’ plans, including, but not limited to any pension or retirement account, or any right to enforce any term of this Agreement. The parties further exclude any challenge to the validity of the Agreement; or any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.

Mr. Ferrall has been advised to contact independent legal counsel to ensure that he understands the scope of this release.

7.    Affirmations. Mr. Ferrall represents and agrees by signing below that he has not been denied any legally entitled leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases. Other than the consideration set forth in Paragraph 2 and 3, Mr. Ferrall further affirms that he has been paid and/or has received all leave (paid or unpaid, including vacation), compensation, wages, bonuses and/or commissions to which he may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to him, except as provided in this Agreement.

If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action, including a Claim released in Paragraph 6 above, Mr. Ferrall agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such charge, complaint, proceeding or action.

8.    Return of Property. On or before March 30, 2020, Mr. Ferrall will return to the Company all property and information belonging to the Company, including, but not limited to the following (where applicable): his leased vehicle, cell phone, computers (desktop and/or laptop), tablet; devices (including USB, external hard drives, etc.), handheld devices, keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all data in any way pertaining to the Company’s business and the Company’s files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Mr. Ferrall shall search his electronic devices, device back-ups, residence, and automobile and agrees that by signing below represents that he has returned all such property in his possession or control.

9.    Disclosure of Confidential Information. Mr. Ferrall agrees that he will not divulge or make use of any trade secrets, proprietary or confidential information of the Company for the benefit of himself or anyone other than the Company so long as said trade secrets, proprietary or confidential information remain confidential and do not become public knowledge (other than by fault of Mr. Ferrall). For purposes of Mr. Ferrall’s obligations to the Company, it is agreed that the term “confidential information” shall include without limitation any information concerning the Company’s business not made available by the Company to the general public and which could be of value to competitors of the Company, including, but not limited to the Company’s wage and salary structure, marketing, research, development, production and general business plans and schedules, production specifications, individual customer specifications, individual customer pricing policies, accounting and financial information (such as costs and profit margins), as well as the Company’s methods of production, distribution, sales, sources of supply, customers, customer lists, customer needs, and confidential price characteristics and policies. It is further agreed that the term “trade secret” is understood to consist of any formula, pattern, device or compilation of information which is used in one’s business, and which gives one an opportunity to obtain an advantage over competitors who do not know or use it, and may include, but not be limited to, a formula for a chemical compound, a process of manufacturing, treating or preserving materials, a pattern for machine or other device or a list of customers.

10.    Non-Competition. Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Mr. Ferrall in Paragraph 3 above, for twenty-four (24) months, to run consecutively, beginning on the Retirement Date, Mr. Ferrall agrees and covenants not to engage in any Competitive Activity within any country, state, commonwealth, or province in which the Company did business from

January 1, 2018 through December 31, 2019. For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the businesses of the Company. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or confidential information of any one or more of the Company.

11.    Cooperation. The Company and Mr. Ferrall agree that certain matters in which Mr. Ferrall has been involved during his employment may need Mr. Ferrall’s cooperation with the Company in the future. Accordingly, for a period of twelve (12) months after the Retirement Date, to the extent reasonably requested by the Company, Mr. Ferrall shall cooperate with the Company in connection with matters arising out of Mr. Ferrall’s service to the Company. The Company shall reimburse Mr. Ferrall for reasonable expenses incurred in connection with this cooperation and, to the extent that Mr. Ferrall is required to spend substantial time on such matters, the Company shall compensate Mr. Ferrall at an hourly rate based on Mr. Ferrall’s base salary on the Retirement Date.

12.    Non-Solicitation of Employees. Mr. Ferrall understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training their employees, and that the loss of employees would cause significant and irreparable harm to the Company. Mr. Ferrall agrees and covenants, therefore, not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the resignation of employment of any employee of the Company for twenty-four (24) months, to run consecutively, beginning on the Retirement Date.

13.    Non-Solicitation of Customers. Mr. Ferrall understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of Mr. Ferrall’s experience with and relationship to the Company, Mr. Ferrall has had access to and learned about much or all of the Company’s customer information (“Customer Information”). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, product development, research and development, and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

Mr. Ferrall understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company.

Mr. Ferrall agrees and covenants, during twenty-four (24) months, to run consecutively, beginning on the Retirement Date, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those previously or currently offered by the Company, or otherwise interfere with the Company’s relationship with any customer.

This restriction shall only apply to:

(i) customers or prospective customers Mr. Ferrall contacted in any way during his employment with the Company during the sixty (60) months before the Retirement Date;

(ii) customers about whom Mr. Ferrall has trade secret or Confidential Information; or

(iii) customers about whom Mr. Ferrall has information that is not available publicly; or

(iv) customers who became customers during the Mr. Ferrall’s employment with the Company.

14.    Trade Secrets. Mr. Ferrall further agrees not to disclose to any person or entity, or use for his benefit or the benefit of any third party, including any governmental entity, any Trade Secrets of Releasees, without the express, prior written consent of the Company. Trade Secrets, as that term is used in this Agreement, shall mean information (including, but not limited to, customer lists, programs, devices, methods, techniques or processes) that derives independent economic value, actual or potential, from not being readily ascertainable by proper means by other persons who could obtain economic value for its disclosure or use, and which is the subject of reasonable means, under the circumstances, by Company to keep it secret. In the event that Mr. Ferrall is legally compelled to disclose any Trade Secrets of Releasees or pursuant to a subpoena, civil investigative demand, regulatory demand, or pursuant to applicable law, Mr. Ferrall agrees that he shall provide the Company with prompt notice of such request or requirement as well as a copy of the description of the Trade Secrets that he proposes to disclose as far in advance of such disclosure as is reasonably practicable. The Company may seek an appropriate protective order or other remedy; may consult with Mr. Ferrall with respect to the nature and scope of the information he proposes to disclose, as well as steps he may take to resist or narrow the scope of such request or legal process; or may waive compliance, in whole or in part, with this paragraph. Mr. Ferrall agrees not to oppose, and to cooperate with the Company in connect with, any action by the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order is obtained, or that the Company waives compliance with this paragraph, Mr. Ferrall shall use his best efforts to ensure that any Trade Secrets that are disclosed will be accorded confidential treatment. The intent of this Section 15 is to provide the Company with the broadest possible remedies afforded to it under applicable law, including, but not limited to, those remedies available under the Pennsylvania Uniform Trade Secrets Act, 12 Pa.C.S. § 5301 et seq, and the Federal Defend Trade Secrets Act, both as may be amended. Notwithstanding any other provision of this Agreement, for the avoidance of doubt, nothing herein prevents reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation (“Lawful Reporting”). Further, nothing in this Agreement prohibits Mr. Ferrall’s disclosure of Confidential Information (including Trade Secrets) in confidence when it is solely for Lawful Reporting to a governmental authority or his legal counsel to address possible legal violations, or if required to do so by law. However, any disclosure of Confidential Information must be in good faith and effectuated to prevent the dissemination of such Confidential Information beyond those persons necessary to make the report or filing, such as filing the Confidential Information under seal and otherwise preventing it from becoming generally known. Any disclosure of trade secrets must be consistent with 18 U.S.C. §1833 to avoid prosecution or liability.

15.    Remedy of the Company by Injunction. Mr. Ferrall and the Company both acknowledge and agree that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, and that a breach of the provisions of paragraphs 9 through 14 and 20 by Mr. Ferrall will subject the Company to irreparable harm, that remedies at law and monetary damages for any such breach will be inadequate, and that the Company, or any successor entity or assignee, shall therefore be entitled to injunctive relief in any court of competent jurisdiction to enjoin any such breach or threatened breach, together with its costs and fees, including its attorney fees, and such provable money damages as may be awarded by any such court.

16.    Confidentiality. Mr. Ferrall agrees that this Agreement and all matters relating to the terms and negotiation of this Agreement are confidential and shall not be disclosed to any other person except as may be agreed to in writing by the Company, as may be compelled by a valid order of a court of competent jurisdiction, or as may be reasonably necessary to comply with the requirements of federal, state, or local authorities or codes including, but not limited to, disclosure to accounting, legal, financial, or tax professionals. The parties hereto agree that the terms of this Agreement may be disclosed to Mr. Ferrall’s immediate family, attorney or tax advisor, provided such parties agree to maintain this confidentiality.

17.    Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of laws provisions or any provision that would render applicable another jurisdiction’s substantive law in any dispute.

18.    Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

19.    No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by either of the parties, or evidence of any liability or unlawful conduct of any kind.

20.    Non-Disparagement. (a) Mr. Ferrall agrees and covenants that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, or maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

This Section does not in any way restrict or impede Mr. Ferrall from exercising protected rights, including rights under the National Labor Relations Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Mr. Ferrall agrees that he will promptly provide written notice of any such order to the Company.

(b) The Company also agrees that, in its official capacity, it will not at any time make publish, or communicate to any person or entity or in any public forum any defamatory, or maliciously false, or disparaging remarks, comments, or statements concerning Mr. Ferrall or his services for the Company.

21.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

22.    Entire Agreement. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to the subject matter hereof.

23.    Signatures. This Agreement may be executed in counterparts, any such copy of which (by fax or pdf.) to be deemed an original, but all of which together shall constitute the same instrument.

24.    Assignment. The Company and Releasees have the right to assign this Agreement, but Mr. Ferrall does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third-party beneficiaries of this Agreement.

25.    Revocation and Effective Date. Mr. Ferrall agrees and understands that for a period of seven (7) days following the execution date of this Agreement, he may revoke this Agreement and that this Agreement shall not become effective and enforceable until the eighth (8th) day following the execution date listed below. Any such revocation must be in writing and correctly postmarked or delivered to William J. Sichko, Jr. Esq., PQ Corporation, P.O. Box 840, Valley Forge, PA 19482-0840, within seven (7) days of Mr. Ferrall’s signing this Agreement to be effective. If Mr. Ferrall does so revoke, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the compensation or benefits described in Paragraph 3. This Agreement shall not be effective and enforceable until after passage of the seven (7) day period without Mr. Ferrall having revoked it; provided, however, that if the aggregate period during which the Mr. Ferrall is entitled to consider and/or revoke this Agreement spans two (2) calendar years, no such payments will be made prior to the beginning of the second (2nd) such calendar year (and payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled paycheck date occurring in the second (2nd) such calendar year.

26.    Section 409A; Exempt Payments. (a) Notwithstanding any provision of this Agreement to the contrary, all payments under this Agreement shall be designed and administered, to the maximum extent possible, to be exempt from Section 409A of the IRC by reason of the short term deferral rules and/or the severance pay rules. To the extent that the Company or any governmental agency determines that any payment made hereunder is not so exempt from, and therefore is subject to, Section 409A of the IRC, this Agreement shall incorporate (or shall be deemed to be amended to incorporate) any of the terms and conditions that the Company determines, and reports to Mr. Ferrall, are reasonably necessary to minimize the consequences specified in Section 409A(a)(l) of the IRC, which deals with compliance failures. Except as set forth in the preceding sentence, the Company shall not have any other obligation to take any action to prevent the assessment of any excise tax or penalty on Mr. Ferrall under Section 409A of the IRC and the Company shall not have any liability to Mr. Ferrall for such tax or penalty.

(b)     Mr. Ferrall understands and agrees that, because he may be deemed a “specified employee” under Section 409A, he may incur adverse tax consequences if the portion of his Transition Pay, which the Company determines is not otherwise exempt under Section 409A (“Non-Exempt 409A Pay”) begins within six months of the Retirement Date. Because of those tax consequences, Mr. Ferrall is hereby informed to consult with an attorney of his choice (and at his expense) to evaluate what it means to be such a “specified employee.” Notwithstanding anything in this Agreement to the contrary, provided Mr. Ferrall fails to inform the Company in writing prior to the Retirement Date that he does not consider himself to be a “specified employee” under Section 409A of the IRC, the Company agrees not to make the first payment of any Non-Exempt 409A Pay to Mr. Ferrall until six months after the Retirement Date, but that the first payment of any Non-Exempt 409A Pay to be made to him after the six month waiting period will include all such Pay that he would have received during the six month waiting period, less applicable taxes and withholdings, had the Non-Exempt 409A Pay been paid immediately from the Retirement Date.

MR. FERRALL HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. MR. FERRALL IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.

MR. FERRALL AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR-DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN PARAGRAPH 3 ABOVE, MR. FERRALL FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS MR. FERRALL HAS OR MIGHT HAVE AGAINST COMPANY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

PQ Corporation

By:	/s/ William J. Sichko Jr.	/s/ Paul J. Ferrall, Jr.
	William J. Sichko Jr.	/s/ Paul J. Ferrall, Jr.

Date: November 26, 2019		Date: November 26, 2019

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